Exhibit 99.1

News Release

For Immediate Release	Contact: Steven E. Wilson
February 3, 2014	Chief Financial Officer
(800) 445-1347 ext. 8704

United Bankshares, Inc. Completes Acquisition of

Virginia Commerce Bancorp, Inc., the Largest in Its History

WASHINGTON, DC and CHARLESTON, WV—United Bankshares, Inc. (NASDAQ: UBSI) announced that it has completed the acquisition of Arlington, Virginia-based Virginia Commerce Bancorp, Inc. (Virginia Commerce).

Peter A. Converse, President and Chief Executive Officer of Virginia Commerce commented, “This was a very busy weekend for all of us as we blended our offices, changed the signage, and prepared to conduct business as a new company. United and Virginia Commerce share the same core values, and we look forward to serving our customers under the United Bank banner.”

“We have been working diligently to make this a seamless transition for our new Virginia Commerce customers,” said James Consagra, Chief Executive Officer of the Virginia-based United Bank. “Our customers will be pleased to have a wider array of products and services in addition to more offices and ATM locations to access.” United Bank now has assets over $6.5 billion and a total of 70 offices, of which 46 are in the greater Washington D.C. market. In addition, Leonard Adler, Peter A. Converse, Norris E. Mitchell, and Todd A. Stottlemyer from Virginia Commerce will join the United Bank Board of Directors.

Richard M. Adams, Chairman and Chief Executive Officer of United Bankshares, Inc. stated, “We are pleased to welcome Virginia Commerce as the newest member of the United family. This acquisition significantly enhances the United footprint in the greater Washington D.C. market, making us the dominant independent community bank headquartered in the area.”

As a result of this merger, Peter A. Converse and W. Douglas Fisher from Virginia Commerce will join the United Bankshares Board of Directors as its newest members.

United Bankshares now has over $11.5 billion in assets with 133 full service offices in Virginia, West Virginia, Pennsylvania, Maryland, Ohio, and Washington, DC. United is one of only two banking companies in the nation to have increased its dividend to shareholders for 40 consecutive years. Based upon market capitalization, United is now ranked the 48th largest banking company in the USA. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.